UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DUKE REALTY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Indiana	35-1740409
(State of incorporation or Organization)	(I.R.S. Employer Identification no.)

600 EAST 96TH STREET
SUITE 100
INDIANAPOLIS, INDIANA 46240

(Address of Principal Executive Offices and Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  333-120492

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of Each Exchange on Which
to be so registered	Each Class is to be Registered
Depositary Shares, each representing 1/10th of a 7.25% Series N Cumulative Redeemable Preferred Share	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:    None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The securities of Duke Realty Corporation (the “Company”) to be registered on the New York Stock Exchange are 4,400,000 Depositary Shares (the “Depositary Shares”), each representing 1/10th of a 7.25% Series N Cumulative Redeemable Preferred Share, $0.01 par value, $250.00 liquidation preference (collectively, the “Series N Preferred Shares”), of the Company. A description of the Depositary Shares and the Series N Preferred Shares is set forth under the caption “Description of the Series N Preferred Shares and Depositary Shares” on pages S-8 through S-13 of the final prospectus supplement dated June 15, 2006, which prospectus supplement was filed by the Company on June 16, 2006 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and made a part of the Registrant’s Registration Statement on Form S-3 (Registration No. 333-120492). Such description shall be deemed to be incorporated by reference into Item 1 of this Registration Statement on Form 8-A.

Item 2. Exhibits.

3.1

Third Amended and Restated Articles of Incorporation of the Company (the “Articles”) (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003, as filed on May 13, 2003).

3.2

Designating Amendment to the Articles, establishing the terms of the 6.625% Series J Cumulative Redeemable Preferred Shares (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed on August 27, 2003).

3.3

Designating Amendment to the Articles, establishing the terms of the 6.5% Series K Cumulative Redeemable Preferred Shares (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed on February 26, 2004).

3.4

Designating Amendment to the Articles, establishing the terms of the 6.6% Series L Cumulative Redeemable Preferred Shares (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 29, 2004).

3.5

Designating Amendment to the Articles, establishing the terms of the 6.95% Series M Cumulative Redeemable Preferred Shares (as corrected) (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 6, 2006).

3.6

Designating Amendment to the Articles, establishing the terms of the 7.25% Series N Cumulative Redeemable Preferred Shares (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 6, 2006).

3.7

Third Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003, as filed on May 13, 2003).

4.1

Deposit Agreement, dated as of June 30, 2006, by and among the Company, American Stock Transfer & Trust Company and the holders from time to time of the Depositary Receipts evidencing the Depositary Shares (which includes as an exhibit thereto the form of Depositary Receipt) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 6, 2006).

4.2	Form of certificate representing the Series N Preferred Shares (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 6, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DUKE REALTY CORPORATION

Date: July 6, 2006	By:	/s/ HOWARD L. FEINSAND
Name: Howard L. Feinsand
Title: Executive Vice President, General Counsel and Corporate Secretary